For Immediate Release

Media Contact:

Investor Relations
Charles Moskowitz
617-633-2259

Typhoon Secures $20 Million Financing Commitment
and Announces 30 to 1 Forward Split

Seattle, WA July 18, 2008 - Typhoon Touch Technologies, Inc. (TYTT.OB) (www.typhoontouchtech.com), announced today that it has secured a total of $20,000,000 in financing with First Strategy Finance Corp., a Panama-based institutional investor, to support its ongoing patent litigation, future mergers & acquisitions, working capital and general corporate use.

On signing the common stock purchase agreement (the "Purchase Agreement"), Typhoon received $500,000 from First Strategy Finance Corp. (the "Investor") as an initial purchase of 100,000 common stock under the $20 million commitment, at a price of $5.00 per share.  Investor is required to purchase an additional 50,000 shares of common stock of Typhoon within 120 days of signing the Purchase Agreement and another 50,000 shares of common stock on filing a registration statement with the Securities and Exchange Commission in connection with the transaction.

After the SEC has declared effective a registration statement related to the transaction, Typhoon has the right, over a 25-month period, to sell its shares of common stock to Investor, from time to time, in amounts up to $100,000 per sale, depending on certain conditions as set forth in the Purchase Agreement, up to the full aggregate commitment of $20 million.

The purchase price of the shares related to the $19 million balance of future funding will be based on 90% of the prevailing market prices of Typhoon's shares at the time of sales as set out in the Purchase Agreement.  Typhoon will control the timing and amount of any sales of shares to the Investor. There are no negative covenants, restrictions on future fundings, penalties or liquidated damages in the agreement. The Purchase Agreement may be terminated by Typhoon at any time at its discretion without any additional cost to Typhoon.

The Purchase Agreement requires the Registrant to complete a 30 for 1 forward split of its issued and outstanding share capital within 10 days of signing the Purchase Agreement.

Concurrently with entering into the Purchase Agreement, the Registrant entered into a registration rights agreement (the "Registration Agreement") with Investor. Under the Registration Agreement, the

Registrant agreed to file a registration statement related to the transaction with the U.S. Securities & Exchange Commission ("SEC") covering the shares that have been issued or may be issued to Investor under the Agreement within 180 days of the date of the Registration Agreement.

 A more detailed description of the Purchase Agreement and Registration Rights Agreement is set forth in Typhoon's Current Report on Form 8-K filed today with the SEC which the Company encourages be reviewed carefully.

Forward Split

As required in the Purchase Agreement, Typhoon has effected a thirty-for-one forward split in its common stock. This action means that each share of Typhoon's common stock outstanding at the time of the stock split will be converted into thirty shares of Typhoon's common stock. As this stock split is being undertaken pursuant to Nevada Revised Statutes 78.209, the number of authorized shares of common stock will be increased from 900,000,000 shares to 27,000,000,000 shares. Based on the number of shares currently outstanding prior to the stock split, the stock split will increase the number of outstanding shares of common stock from 14,650,000 shares to approximately 439,500,000 shares.

The legal effective date for the forward split transaction will be July 18, 2008.   The market trading effective date of the forward split transaction is pending.  A new OTCBB trading symbol for the common stock is expected to be assigned in due course once a market trading effective date has been determined by Corporate Data Operations - NASDAQ OMX.

Typhoon stockholders who hold their shares in "street name" with nominees or brokerages will not be required to take any action to receive additional shares to which they are entitled by the forward split. However, the forward split will require the surrender of shares held in certificate form. Stockholders holding Typhoon stock certificates will receive their additional shares only after the surrender of their current certificates to Typhoon's transfer agent:

Corporate Stock Transfer, Inc.
3200 Cherry Creek South Drive, Suite 430
Denver, Colorado 80209

Telephone: (303) 282-4800
Fax: (303) 282-5800

A transmittal letter will be mailed to registered shareholders as of the Effective Date to facilitate the receipt of new stock certificates. Registered holders will be required to provide this transmittal letter to Typhoon's transfer agent with each share certificate that is surrendered.

About Typhoon Touch Technologies

Typhoon Touch Technologies, Inc. (TYTT.OB), a Nevada corporation, is the owner of foundational intellectual property in the area of portable touch-screen computing. Please visit www.typhoontouchtech.com for more information.

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, that the Company licensing agreement with Nova Mobility will enhance product development or result in innovative products or applications, or the growth potential of touch technology and the ability of the companies to capitalize on this market.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with the development of an early stage technology company and its products and the entry into new markets for our products and services. These forward-looking statements are made as of the date of this news release, and the company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our recent current reports on Form 8-K, our annual report on Form 10-KSB, our quarterly reports on Form 10-QSB and other periodic and current reports filed from time-to-time with the Securities and Exchange Commission.